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                                                                    EXHIBIT 99.1


PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
MONDAY, JANUARY 13, 2003

CONTACT:  MARGARET K. DORMAN
          CHIEF FINANCIAL OFFICER
          (281) 443-3370


                      SMITH INTERNATIONAL, INC. COMMENTS ON
                  FOURTH QUARTER RESULTS AND ANNOUNCES EARNINGS
                     RELEASE AND CONFERENCE CALL INFORMATION

     HOUSTON, Texas (January 13, 2003)... Smith International, Inc. (NYSE: SII) today announced that its fourth quarter revenues will be in the $765 million range, approximately two percent below the amount reported in the third quarter of 2002. After bottoming for the year during October, Smith's oilfield segment revenues have improved in each subsequent month. While results for the period have not yet been finalized, the Company believes earnings per share on a diluted basis will approximate 18 cents for the period ended December 31, 2002. The Company reported earnings per share of 20 cents for the third quarter of 2002.

     The sequential revenue decline is primarily due to reduced sales in Europe/Africa resulting from lower activity levels in the U.K. sector of the North Sea and decreased export sales to the Commonwealth of Independent States. Additionally, decreased plant turnaround activity and project delays have impacted Wilson's downstream operations, resulting in lower revenues in the United States.

     The Company expects to report improved revenues and profitability levels for each of its business segments in the first quarter of 2003.
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     The Company will announce fourth quarter results on Thursday, January 30,
2003 before the opening of the New York Stock Exchange. The earnings release will be followed by a conference call at 9:30 a.m. Central Time, which will include a discussion of the quarterly results and a brief question and answer session.

     Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith International, Inc. call hosted by Doug Rock, Chairman and Chief Executive Officer. A replay of the conference call will also be available through Thursday, February 6, 2003 by dialing (706) 645-9291 and entering conference call identification number "7570910". A live broadcast of the conference call will be available on the Internet with an archived version accessible after the call. Further information on the broadcast can be found on Smith's website at http://www.smith.com/conferencecall.

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Certain comments contained in this news release concerning the anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, the Company has identified these "forward-looking" statements by words such as "believes", "expects" and similar phrases. The forward-looking statements are based upon managements' expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the Company's financial results will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of factors which could impact the Company's results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.